EXHIBIT 99.1

REGENT REPORTS FIRST QUARTER 2003 RESULTS

- Net Broadcast Revenues Increase 29% -

Covington, KY, May 6, 2003 – Regent Communications, Inc. (Nasdaq: RGCI) announced today financial results for the quarter ended March 31, 2003.

For the first quarter of 2003, net broadcast revenues increased 29% to $16.7 million from $13.0 million reported for the first quarter of 2002. For the same period, station operating expenses increased to $13.3 million from $9.9 million. The Company reported net income of $110,000 for the quarter, or $0.00 per share, compared with a reported net loss of $6.1 million, or ($0.17) per share, in the same period last year. Below is the Company’s statement of operations prepared in accordance with generally accepted accounting principles (“GAAP”).

	Three months ended March 31, (in thousands)

	2003	2002

Net broadcast revenues	$16,733	$12,986
Station operating expenses	13,307	9,946
Corporate general and administrative expenses	1,725	1,540
Depreciation and amortization	947	831
(Loss) gain on sale of long-lived assets	(6)	442

Operating income	748	1,111
Interest expense	(447)	(885)
Other expense, net	(123)	(117)

Income before income taxes and cumulative effect of accounting change	178	109
Income tax expense	(68)	(41)

Income before cumulative effect of accounting change	110	68
Cumulative effect of accounting change, net of applicable income taxes of $3,762	—	(6,138)

Net income (loss)	$110	($6,070)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Basic and diluted net income (loss) per common share	$0.00	($0.17)

Weighted average number of common shares used in determining basic net income (loss) per share	46,555	35,874
Weighted average number of common shares used in determining diluted net income (loss) per share	46,716	36,474

Continued....

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Terry Jacobs, Chairman and CEO of Regent, commented, “Our first quarter results demonstrate our ability to adapt during challenging economic times. Leading up to the expected start of the war in Iraq we began to see a decrease in demand for advertising. Once the war began, we experienced postponements of existing advertising business, and a hesitancy to plan new business in the future.

However, we were able to effectively manage our costs and deliver station operating income and earnings that were in line with our guidance. We also achieved impressive ratings performance in the Fall Ratings Book and continue to make progress in developing our recently acquired properties. Both factors bode well for our future and we look forward to more positive developments during the rest of 2003.”

Non-GAAP Financial Measures
 Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income (formerly broadcast cash flow), same station net broadcast revenues and same station operating income, proforma net broadcast revenues and proforma station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income (loss), net income (loss), or cash provided by (used in) operating activities as an indicator of Regent’s performance or liquidity.

     Station operating income

First quarter 2003 station operating income increased 13% to $3.4 million from $3.0 million reported in the first quarter of 2002. The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, the Company and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended March 31,
Station Operating Income	2003	2002

Operating income	$748	$1,111
Plus:
Depreciation and amortization	947	831
Corporate general and administrative expenses	1,725	1,540
Loss on sale of long-lived assets	6	—
Less:
Gain on sale of long-lived assets	—	442

Station operating income	$3,426	$3,040

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   Same station results

On a same station basis, which includes results from stations operated during the first quarter for both the 2003 and 2002 periods and excludes barter, net broadcast revenue for the first quarter of 2003 increased 2.0% to $12.5 million compared to the first quarter of 2002. Station operating income of $2.9 million decreased by 4.5% in the first quarter of 2003 compared to the first quarter of 2002. The Company believes that a same station presentation is important to investors as it provides for a measure of performance of radio stations that were owned and operated by Regent in the first quarter of 2002 as well as the current year and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended March 31,
Same station net broadcast revenue	2003	2002

Net broadcast revenue	$16,733	$12,986
Less:
Net results of stations not included in same station category and barter transactions	4,209	691

Same station net broadcast revenue	$12,524	$12,295

	Three Months Ended March 31,
Same station operating income	2003	2002

Operating income	$748	$1,111
Plus:
Depreciation and amortization	947	831
Corporate general and administrative expenses	1,725	1,540
Loss on sale of long-lived assets	6	—
Less:
Gain on sale of long-lived assets	—	442

Station operating income	3,426	3,040
Less:
Net results of stations not included in same station category and barter transactions	492	(32)

Same station operating income	$2,934	$3,072

   Proforma results

On a proforma basis, which includes results of stations acquired by Regent subsequent to January 1, 2002 as well as stations operating under a local marketing agreement (“LMA”), net broadcast revenue of $16.9 million was flat for the first quarter of 2003 compared to the first quarter of 2002 and station operating income of $3.6 million decreased 12%. The Company believes that proforma presentation is useful to investors as it provides for a comparison of results as if the Company had made acquisitions at the beginning of 2002. The following tables reconcile net broadcast revenue and operating income to proforma net broadcast revenue and proforma station operating income (in thousands):

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Proforma net broadcast revenue	Three Months Ended March 31,
	2003	2002

Net broadcast revenue	$16,733	$12,986
Plus:
Results of stations acquired or operated under an LMA	472	3,913
Less:
Results of stations disposed of or pending disposition	304	—

Proforma net broadcast revenue	$16,901	$16,899

Proforma station operating income	Three Months Ended March 31,
	2003	2002

Operating income	$748	$1,111
Plus:
Depreciation and amortization	947	831
Corporate general and administrative expenses	1,725	1,540
Loss on sale of long-lived assets	6	—
Less:
Gain on sale of long-lived assets	—	442

Station operating income	3,426	3,040
Plus:
Results of stations acquired or operated under an LMA	4	996
Less:
Results of stations disposed of or pending disposition	(123)	—

Proforma station operating income	$3,553	$4,036

   Free cash flow

Regent also reported free cash flow (defined as net income plus depreciation, amortization and other non-cash expenses, less maintenance capital expenditures and other non-cash income) for the first quarter of 2003 of $0.9 million compared to free cash flow of $0.4 million for the first quarter of 2002. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the company to generate excess cash flow for investing and financing uses. The following table reconciles net cash provided by (used in) operating activities to free cash flow (in thousands):

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	Three Months Ended March 31,
	2003	2002

Net cash provided by operating activities	$3,091	$1,205
Plus:
Other	64	21
Less:
Maintenance capital expenditures	375	353
Changes in operating assets and liabilities	1,848	471

Free cash flow	$932	$402

Outlook
 Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.

Regent expects second quarter 2003 reported net broadcast revenues and station operating income of approximately $21.8 to $22.2 million and $6.5 to $6.8 million, respectively. Regent expects earnings per share to be $0.02 to $0.03 for the second quarter of 2003. The earnings per share projection includes a charge of approximately $0.7 million, net of tax, related to the write-off of deferred financing costs as the Company expects to refinance its credit agreement in the second quarter.

The Company expects same station net broadcast revenues to increase by 1-2% in the second quarter of 2003 over the second quarter of 2002 and expects same station operating income to be flat to up 1% over the comparable period. The Company believes that same station percent disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various size companies against industry standards. The following table reconciles the total Company projections to same station projections:

	Three Months Ended June 30, 2003 Guidance Range
Net broadcast revenue	Lower	Upper

As projected change over prior year	26%	29%
Less:
Net effect of non same station activity and barter transactions	25%	27%
Same station change over prior year	1%	2%

	Three Months Ended June 30, 2003 Guidance Range
Station operating income	Lower	Upper

As projected change over prior year	12%	17%
Less:
Net effect of non same station activity and barter transactions	12%	16%
Same station change over prior year	0%	1%

Commenting on the Company’s outlook, Terry Jacobs said, “While visibility remains limited, we expect to capitalize on an improving advertising environment. The integration of our recently acquired stations is progressing on schedule and our more mature properties are hitting their stride. We have one of the strongest balance sheets in the industry and are well positioned to grow both organically and through strategic acquisitions.”

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Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the close of all announced transactions, Regent will own and operate 76 stations located in 16 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

Regent Communications will host a teleconference to discuss its results on May 6th at 9:00 a.m. Eastern Time. To access the teleconference, please dial 212-231-6045 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Regent’s website, located at www.regentcomm.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through May 9, 2003, which can be accessed by dialing 800-633-8284 (U.S) or 402-977-9140 (Int’l), passcode 21142216. The webcast will also be archived on Regent’s website for one month. In addition, this press release and other material financial information, if any, discussed during the teleconference will be posted on our website at www.regentcomm.com.

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Terry Jacobs	John Buckley
Chairman and CEO	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030	buckley@braincomm.com
Tony Vasconcellos
Senior Vice President and Chief Financial Officer
Regent Communications, Inc.
859-292-0030